Transfer Agent and Shareholder Services Addendum

For

 Ultimus Managers Trust

This Addendum, dated July 24, 2018, is between Ultimus Managers Trust (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated July 24, 2018, and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

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1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”) and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Market Timing Reports. Ultimus will provide quarterly market timing reports for each Fund.

3.5.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For each Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

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4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in each Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	Other Services

6.1.	Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

6.2.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any applicable regulatory body.

7.	National Securities Clearing Corporation Processing

Ultimus will:

7.1.	process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

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7.2.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

7.3.	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

7.4.	maintain shareholder accounts through Networking.

8.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of July 24, 2018.

Ultimus Managers Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	\s\ David R. Carson	By:	Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

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